Exhibit 5.1

DLA Piper LLP (US)

33 Arch Street, 26th Floor

Boston, Massachusetts 02110-1447

April 4, 2014

Marchex, Inc.

520 Pike Street, Suite 2000

Seattle, WA 98101

Re:	Marchex, Inc.

Ladies and Gentlemen:

We have acted as counsel to Marchex, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of (i) a registration statement on Form S-3 (File No. 333-192891) (the “Registration Statement”), filed with the Commission under the Securities Act of 1933, as amended (the “Securities Act”) and which was declared effective by the Commission on January 9, 2014, (ii) the prospectus dated December 16, 2013 (the “Base Prospectus”), forming a part of the Registration Statement, (iii) the preliminary prospectus supplement dated March 19, 2014 in the form filed with the Commission pursuant to Rule 424(b) under the Securities Act and (iv) the final prospectus supplement dated March 26, 2014 in the form filed with the Commission pursuant to Rule 424(b) under the Securities Act (together with the Base Prospectus, the “Prospectus”), relating to (i) the sale by the Company of 2,857,000 shares of the Company’s Class B common stock, par value $0.01 per share (the “Common Stock”), plus an additional 514,100 shares of Common Stock pursuant to the underwriters’ over-allotment option (the “Company Shares”) and (ii) the sale by the selling stockholders identified in the Prospectus (the “Selling Stockholders”) of 2,857,000 shares of Common Stock, plus an additional 343,000 shares of Common Stock pursuant to the underwriters’ over-allotment option (the “Selling Stockholder Shares”).

In connection with this opinion, we have examined and relied upon such records, documents and other instruments as in our judgment are necessary and appropriate in order to express the opinions hereinafter set forth and have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

In rendering the following opinions, we express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware. All opinions expressed are as of the date hereof except where expressly stated otherwise

Based upon the foregoing, we are of the opinion that:

1.	The Selling Stockholder Shares are validly issued, fully paid and non-assessable; and

2.	The Company Shares, when issued and sold in the manner and on the terms described in the Prospectus, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K and further consent to the reference to us under the caption “Legal Matters” in the Prospectus and the Prospectus Supplement. This consent is not to be construed as an admission that we are a party whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

This opinion letter is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should any applicable law change after the date hereof or if we become aware of any fact that might change the opinions expressed herein after the date hereof.

Sincerely,

DLA Piper LLP (US)

/s/ DLA Piper LLP (US)